Exhibit 7
U.S. Bank National Association
Statement of Financial Condition
As of 6/30/2006
($000’s)

6/30/2006
Assets
Cash and Due From Depository Institutions	$7,250,783
Securities	38,280,379
Federal Funds	3,206,234
Loans & Lease Financing Receivables	138,643,464
Fixed Assets	1,738,725
Intangible Assets	11,772,884
Other Assets	11,661,480

Total Assets	$212,553,949

Liabilities
Deposits	$135,429,440
Fed Funds	9,690,491
Treasury Demand Notes	0
Trading Liabilities	370,355
Other Borrowed Money	32,369,084
Acceptances	0
Subordinated Notes and Debentures	6,909,696
Other Liabilities	6,518,843

Total Liabilities	$191,287,909

Equity
Minority Interest in Subsidiaries	$1,033,230
Common and Preferred Stock	18,200
Surplus	11,804,040
Undivided Profits	8,410,170

Total Equity Capital	$21,265,640

Total Liabilities and Equity Capital	$212,553,549
     To the best of the undersigned’s determination, as of the date hereof, the above financial information is true and correct.

U.S. Bank National Association
By:	/s/ Patricia M. Child
Vice President
Date: November 9, 2006